Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ciralight Global, Inc.
Corona, California

     We hereby consent to the use in this Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Ciralight Global, Inc., of our report, dated March 24, 2011, as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009, and our report dated February 10, 2010, as of and for the years ended December 31, 2008 and 2007 of Ciralight, Inc., and to the reference to our firm under the caption "Experts" and all other references to our firm included in this Post-Effective Amendment No. 2 to Form S-1 Registration Statement.


/s/ HJ Associates & Consultants, LLP
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HJ Associates & Consultants, LLP
Salt Lake City, Utah
November 22, 2011